Exhibit 99.1

Pacific Energy Development and Blast Energy Services

Sign Merger Agreement

Danville, California, January 20, 2012:  Pacific Energy Development Corp. (“PEDCO”), a privately-held oil and gas company engaged in the acquisition and development of energy projects in the U.S. and Pacific Rim countries, and Blast Energy Services, Inc. (“Blast”) (OTCBB:  BESV), a U.S. publicly-traded operating oil and gas company engaged in the exploration and production of petroleum resources in the U.S. and the development and commercialization of a patented applied fluid jetting down-hole stimulation technology, today announced that they have signed a definitive Agreement and Plan of Reorganization (the “Merger Agreement”).

Under the Merger Agreement, PEDCO will merge (the “Merger”) into a wholly-owned subsidiary of Blast and PEDCO will remain as the surviving company and wholly-owned subsidiary of Blast, which will change its name to “PEDEVCO Corp.”  In connection with the Merger, Blast will be required to convert all of its existing preferred stock into common stock and consummate a reverse stock split resulting in no more than 2,400,000 shares of its common stock remaining issued and outstanding on a fully-diluted basis prior to the Merger effective date, subject to downward adjustment in the event Blast does not reimburse PEDCO for certain of Blast’s transaction-related fees and expenses currently being funded by PEDCO.  As a result of the Merger, PEDCO stockholders will receive one (1) share of Blast’s Common Stock or Series A Preferred Stock for each share of PEDCO’s Common Stock or Series A Preferred Stock, respectively, and the stockholders of PEDCO are anticipated to receive up to approximately 95% of the issued and outstanding capital stock of Blast.  The Merger is expected to close as soon as possible, but no later than June 1, 2012, subject to the satisfaction of a number of conditions precedent and milestones, including the conversion of various outstanding debts of Blast into equity of Blast, and the approval of the Merger by the Blast and PEDCO boards of directors and stockholders, respectively.

PEDCO’s CEO and President, Frank C. Ingriselli, commented, “We are excited about the planned merger with Blast which represents a significant step in Pacific Energy Development’s accelerated growth plan for 2012.  At the operational level, we believe the merger will create strong synergy with a valuable player in the domestic oil and gas industry with extensive technical experience that will complement our team as Pacific Energy Development commences its drilling program on our newly acquired Niobrara shale oil asset in the second quarter of 2012.  In addition, at the corporate strategy and stockholder value levels, we anticipate that PEDCO’s merger into Blast as a publicly-traded operating company will not only enhance our ongoing and future acquisition efforts in the U.S. and abroad through opening access to the public capital markets, but will also broaden our stockholder base and enhance stockholder value.”

Blast’s Chairman, CEO & President, Roger P. (Pat) Herbert, stated, “The merger with Pacific Energy Development presents a unique growth and value opportunity for Blast and its stockholders to work with a team that has a wealth of global experience and a proven track record in the industry.  Pacific Energy Development’s oil and gas assets and established partnerships in the U.S. and overseas will provide Blast an immediate gateway into the highly-prospective Niobrara and other major U.S. shale plays, as well as future access to the international energy market, including China, where we believe early stage shale developments represent a significant market opportunity for Blast.”

PEDCO’s asset portfolio includes interests and operatorship of 7,450 net acres located in the Niobrara shale formation in Colorado, with a work program scheduled to commence in Q2 2012, and PEDCO is also currently under a binding contract to acquire an approximate 8% working interest in producing oil and gas leases covering 1,650 net acres in the Leighton Eagle Ford Shale formation in McMullen County, Texas.  Blast holds a 65% working interest (net revenue interest of approximately 50%) in the North Sugar Valley Field located in Matagorda County, Texas, which is currently producing from three wells, as well as a 25% working interest in the undeveloped Guijarral Hills Field located in the San Joaquin basin of central California and ownership of the patented Applied Fluid Jetting (“AFJ”) technology, currently still in development, which has the goal of helping to improve oil and gas recoveries from mature oil and gas properties.

For more information on Pacific Energy Development Corp, please visit their website at www.PacificEnergyDevelopment.com, and for more information on Blast Energy Services, please visit their website at www.BlastEnergyServices.com.

About Pacific Energy Development Corp.

Pacific Energy Development Corp. is a privately-held energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas, in the United States and Pacific Rim countries.  The company’s portfolio includes interests and operatorship of 7,450 net acres located in the Niobrara shale formation in Colorado, and a joint venture interest in a Rare Earth minerals manufacturing plant in China, and is currently under a binding contract to acquire an approximate 8% working interest in producing oil and gas leases covering 1,650 net acres in the Leighton Eagle Ford Shale formation in McMullen County, Texas.  The company was founded in early 2011 by a group of former senior executives from Texaco, Inc. and CAMAC Energy Inc. (formerly Pacific Asia Petroleum, Inc.), and is led by its President and CEO Frank C. Ingriselli.  Pacific Energy Development Corp. is headquartered in Danville, California, and also has an office in Beijing, China.

About Blast Energy Services, Inc.

Blast Energy Services, Inc. (OTCBB:  BESV) is a U.S. publicly-traded operating oil and gas company engaged in the exploration and production of petroleum resources in the U.S. and also the development and commercialization of a patented applied fluid jetting down-hole stimulation technology.

PEDCO IR Contact:

Liviakis Financial Communications, Inc.

john@liviakis.com

(415) 389-4670

Blast Contact:

Blast Energy Services, Inc.
John MacDonald
jmacdonald@blast-es.com
(281) 453-2888 or
(713) 725-9244